March 20, 2018

Dear Mick Lopez,

Congratulations! I am pleased to provide you with this offer for the position of SVP, Chief Financial Officer, reporting to me. This letter sets forth the key elements of your offer.

The position will be based at a mutually agreed upon location as described to you during the interview process. Should you require relocation, you will be provided with our Homeowners Relocation Package. The program summary and repayment agreement, which you will find attached, describe the details of the relocation program.

Your compensation package includes a base salary annualized at $515,000 per year, paid biweekly. You will be a Band 19 in our executive compensation structure making you eligible to participate in our annual incentive plan at a target annual incentive of 75% of base salary, with a maximum payout of up to 150% of base salary, beginning with our Fiscal Year 2019 (April 1, 2018 - March 31, 2019). Bonuses are paid within 2 ½ months after the end of Vista Outdoor's fiscal year (by June 15th) and are subject to the terms and conditions of the plan, including proration based on the number of days employed during the fiscal year (if applicable). Bonus payments are not guaranteed and will be based on the fiscal year end results of Vista Outdoor, as well as your personal performance.

As a Band 19 executive, you will also be eligible to participate in our long term (equity) incentive plan as a part of your annual compensation package, with your target incentive equal to 150% (approximately $772,500) of your base salary. You will be granted your Fiscal Year 2019 award as of your first day of employment with Vista Outdoor. The timing, amount, form and terms of your annual equity grants are determined by our Management Development and Compensation Committee, in its sole discretion. Your equity awards are also subject to the applicable terms and conditions of the Vista Outdoor long-term incentive plan, your award agreement and the other materials provided to you through E*Trade Financial, our stock plan administrator, at the time you accept your grants.

As a regular status full-time employee, you will be immediately eligible to participate in our benefit programs as described in the attached materials. This offer includes Paid Time-Off (PTO) earned at 6.15 hours per pay period (4 weeks per year).

To comply with the U.S. Immigration Act of 1986, on your first day at work, you will be filling out the U.S. Citizenship and Immigration Services Form 1-9, "Employment Eligibility Verification." Please review the attached list of acceptable documents and bring appropriate documentation of your choosing with you when you report to work on your first day.

Vista Outdoor must also comply with U.S. import/export laws. The position we are offering may expose you to controlled technical data as defined by U.S. export laws, so you must be either a U.S. Citizen or a U.S. Person as that term is defined by statute. For your convenience, we have identified the following documents from the Form 1-9, which will also establish your status as a U.S. Citizen or U.S. Person: unexpired U.S. passport; Certificate of U.S. Citizenship (INS Form N-560 or N-561); Certificate of Naturalization (INS Form N-550 or N- 570); unexpired foreign passport with 1-551 stamp; Alien Registration Receipt Card with Photograph (INS Form 1-551); or an original or certified copy of your U.S. Birth Certificate plus one of the photo containing documents listed in List B of the Form 1-9.

Vista Outdoor does not want you to bring any proprietary information, customer lists, records, trade secrets, or any other property that belongs to any former employer. All such information should be returned to your previous employer(s) before joining Vista Outdoor. Vista Outdoor will not ask you to use or disclose any other entity's confidential or proprietary information or property in performing your job. Please carefully review the attached Confidentiality and Invention Assignment Agreement; it contains valuable information regarding your obligations toward Vista Outdoor and Vista Outdoor customer proprietary and confidential information. All employees are required to sign the Confidentiality and Invention Assignment Agreement as a term and condition of employment at Vista Outdoor.

The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor's compensation and benefits programs which are subject to change. Vista Outdoor reserves the right, in its discretion, to modify or terminate its compensation and benefits programs at any time, including without limitation adjusting any bonus or equity targets, grants or payouts for performance or other reasons.

All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by me. Failure to accurately and completely provide information requested during the hiring process may lead to this employment offer being revoked or the termination of your employment.

This employment offer is made contingent upon a successful background check.

Mick, I am truly excited to extend this offer to you and look forward to the contributions you will make at Vista Outdoor. To confirm acceptance of this employment offer, please sign, date and return this offer letter to me.

Sincerely,

/s/ Christopher Metz
Christopher Metz
Chief Executive Officer

Accepted:

/s/ Mick Lopez	3/26/2018
Mick Lopez	Date